Exhibit 10.1

VOTING AGREEMENT

This Voting Agreement (“Voting Agreement”), dated as of July 30, 2015, is made by and among Cañon Bank Corporation (“CBC”), Glacier Bancorp, Inc. (“GBCI”), Glacier Bank, a wholly owned subsidiary of GBCI (“Glacier Bank”), and the undersigned, who is a director of CBC or the Bank and/or a principal shareholder of CBC (a “Shareholder”). This Voting Agreement will be effective upon the signing of the Merger Agreement (defined below).

RECITAL

As an inducement for GBCI, Glacier Bank, Cañon National Bank (the “Bank”), and CBC to enter into the Plan and Agreement of Merger (the “Merger Agreement”) dated on or about July 30, 2015, whereby, among other things, CBC will merge with and into GBCI (the “Merger”), and the Bank will merge into Glacier Bank, the Shareholder, for such Shareholder and his, her or its heirs and legal representatives, hereby agrees as follows:

AGREEMENT

1.	Voting and other matters.

a.	The Shareholder will vote or cause to be voted all shares of CBC’s common stock that such Shareholder beneficially owns, with power to vote or direct the voting of (the “Shares”), in favor of approval of the Merger Agreement and the Merger. In addition, the Shareholder who is also a director of CBC (“Director”) will (a) recommend to the shareholders of CBC that they approve the Merger Agreement, and (b) refrain from any actions or omissions inconsistent with the foregoing, except as otherwise required by law, including, without limitation, the Director’s fiduciary duties to CBC and its shareholders.

b.	In order to better effect the provisions of Section 1.a. of this Agreement, the Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Willy Faris and Daniel L. Tanner, President of CBC, with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at any meeting of the Shareholders of CBC (the “Meeting”) all of the Shareholder’s Shares in favor of the approval of the Merger and the Merger Agreement and the transactions contemplated therein, with such modifications to the Merger Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on the Merger Agreement if the Merger Agreement is modified so as to reduce the amount of consideration or the form of consideration to be received by the Shareholders or the tax consequences of the receipt thereof under the Merger Agreement in its present form.

2.

Beneficial Ownership. On the date hereof, the Shares set forth opposite the Shareholder’s name on Attachment A hereto (the “Owned Shares”) are owned of record or beneficially by Shareholder in the manner reflected thereon, include all of the Shares owned of record or beneficially by Shareholder and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Shareholder to perform Shareholder’s obligations hereunder. As of the date hereof Shareholder has, and at any meeting of CBC’s shareholders in connection with the Merger Agreement and the transactions contemplated thereby, Shareholder will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

3.	No Transfer. Until the earlier to occur of (i) the consummation of the Merger or (ii) the termination of the Merger Agreement, the Shareholder may not sell, transfer, permit a lien or other encumbrance to be created with respect to, or grant any proxy in respect of (except for proxies solicited by the board of directors of CBC in connection with CBC shareholders’ meeting at which the Merger is presented for shareholder approval) any Owned Shares, unless all other parties to any such sale or other transaction enter into an agreement in form and substance satisfactory to GBCI embodying the benefits and rights contained in this Voting Agreement.

4.	Miscellaneous.

a.	Severability. If any provision of this Voting Agreement or the application of such provision to any person or circumstances will be held invalid or unenforceable by a court of competent jurisdiction, such provision or application will be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Voting Agreement, will not be affected.

b.	Counterparts. This Voting Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

c.	Governing Law. This Voting Agreement will be deemed a contract made under, and for all purposes will be construed in accordance with, the laws of the State of Colorado. Venue of any legal action or proceeding between the parties related to this Voting Agreement shall be in Flathead County, Montana, and the parties consent to the personal jurisdiction of the courts of the State of Montana and the federal courts located in Montana. The Shareholder agrees not to claim that Flathead County, Montana, is an inconvenient place for trial.

e.	Remedies. Any breach of this Voting Agreement entitles GBCI to injunctive relief and/or specific performance, as well as to any other legal or equitable remedies they may be entitled to, it being agreed that money damages alone would be inadequate to compensate the non-breaching party would be an inadequate remedy for such breach. The rights and remedies of the parties to this Voting Agreement are cumulative and not alternative.

f.	Defined Terms. Unless otherwise defined herein, capitalized terms used in this Voting Agreement have the meaning assigned to them in the Merger Agreement.

g.	Termination of Agreement. This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier to occur of (i) the Effective Time; or (ii) the termination of the Merger Agreement in accordance with its terms.

Signature appears on following page.

This Voting Agreement is signed as of July 30, 2015.

GLACIER BANCORP, INC.		CAÑON BANK CORPORATION

By		By
	Michael J. Blodnick President and Chief Executive Officer		Daniel L. Tanner President

GLACIER BANK

By
Michael J. Blodnick President and Chief Executive Officer

SHAREHOLDER (If a Trust):	SHAREHOLDER (If an Individual):
Name of Trust By: Print Title:	Print Name: -

[Signature Page to Voting Agreement]

Attachment A

Name	Shares

A-1